EXHIBIT 10.68

CASH-SETTLED PERFORMANCE UNIT AGREEMENT
FOR NON-U.S. PARTICIPANTS

Ashland Inc.

2021 Omnibus Incentive Compensation Plan

Participant:	#ParticipantName#
Performance Units (“Units”) Granted:	#QuantityGranted#
Grant Date:	#GrantDate#
Performance Period:	October 1, 2025 to September 30, 2028
Vesting Date:	#CliffVest#
Performance Goals:	(see appendix)
Signature Required by:	#Accept By#

1.
Grant. Ashland Inc. (“Ashland”) hereby grants to the above-named individual (the “Participant”) #QuantityGranted# Units (the “Award”) pursuant to and subject to the terms of the Ashland Inc. 2021 Omnibus Incentive Compensation Plan (the “Plan”) and this Cash-Settled Performance Unit Agreement (“Agreement”) in order to provide the Participant with an additional incentive to continue his or her service to and in the best interests of Ashland and its Affiliates. Capitalized terms used but not defined in this Agreement shall have the meanings given such terms in the Plan.
2.
Units. Each Unit represents a contingent right of the Participant to receive a cash payment at vesting in Participant’s local currency (based upon the exchange rate used by Ashland, or Ashland's stock administrator, on the date of the transaction) equal to the Fair Market Value of one (1) Share (the “Per Unit Value”) on the vesting date set forth above (such date, the “Vesting Date”). The number of Units granted hereunder has been determined by dividing the total dollar value intended to be delivered to the Participant under this Award by the Fair Market Value of one (1) Share of Ashland on the Grant Date, rounded down to the nearest whole number.
3.
Vesting. The number of Units that the Committee certifies as having been earned by the Participant as a result of actual achievement against the Performance Goals set forth in the Appendix during the Performance Period shall vest on the Vesting Date, subject to the Participant’s continuous service as an officer, employee or consultant of Ashland or any of its Affiliates (“Continuous Service”) through such Vesting Date, except as otherwise provided in this Agreement. The Committee will certify the number of Units that have been earned by the Participant within 90 days following the close of the Performance Period.

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4.
Forfeiture. Except as otherwise provided in this Agreement or as otherwise determined by the Committee (but subject to Section 6(i) of the Plan), if Participant’s Continuous Service ends for any reason prior to the Vesting Date, all Units granted hereunder shall be forfeited. Notwithstanding the foregoing (but subject to Section 6(i) of the Plan), the Committee may, in its sole discretion, provide for accelerated vesting of the Award or any portion thereof at any time and for any reason.
5.
Retirement. If the Participant’s Continuous Service ends due to Retirement after the fiscal year that includes the Grant Date set forth above, then all unvested Units under this Agreement shall continue to be permitted to vest, in accordance with the terms of this Agreement, into that number of Units that shall have been certified by the Committee as having been earned due to the actual achievement of the Performance Goals as measured at the end of the Performance Period. If the Participant’s Retirement occurs before the end of the fiscal year that includes the Grant Date set forth above, all unvested Units granted hereunder shall be forfeited unless such Retirement is the result of Participant’s termination without Cause (as defined below), in which case Participant’s unvested Units shall be treated in accordance with Section 7, below. For purposes of this Agreement, “Retirement” shall mean a termination of Participant’s employment for any reason other than death, Disability, or Cause (as defined below), that is a ”separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance promulgated thereunder (“Section 409A”), after attaining age 55 and having at least ten (10) years of credited service, or after attaining age 60 and having at least five (5) years of credited service..
6.
Death or Disability. If the Participant’s Continuous Service ends due to death or Disability, all Units under this Award will be accelerated and will vest at 100% achievement (i.e., “target” achievement) regardless of actual achievement of any the Performance Goals, on the date of such termination due to death or Disability. The termination date coincides with the last day of active service, prior to Death or Disability. Any cash payments relating to the vesting of such Units shall be paid/delivered to the Participant as soon as administratively feasible, but in no event later than two and one half months following the calendar year in which such Units vested.

7.
Termination without Cause. If the Participant is otherwise terminated by Ashland or any of its Affiliates for any reason other than death, Disability, or Cause prior to the earlier of the Vesting Date or Retirement, then the Participant shall continue to be permitted to vest, in accordance with the terms of this Agreement, into that number of Units that shall have been certified by the Committee as having been earned due to the actual achievement of the Performance Goals as measured at the end of the Performance Period, provided that the number of earned Units scheduled to vest, if any, shall be pro-rated (with such pro-ration being based on the number of days from the Grant Date through the date of such termination divided by the total number of days in the Performance Period). The number of pro-rated earned Units, if any, shall be paid/delivered to and in the name of the Participant in the form of cash as soon as administratively feasible following the Vesting Date, but in no event later than two and one half months following the calendar year in which such Units vested, provided that the Participant has delivered to the Company and has allowed to become non-revocable a fully executed separation agreement and release (to the extent that a separation agreement and release has been requested from the

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Participant by the Company). For the avoidance of any doubt, if the Participant has failed to deliver and allow to become non-revocable a fully executed separation and release that has been requested from the Participant by the Company by the Outside Date, any such Units shall be forfeited.

For purposes of this Agreement only, the term “Cause” shall mean (i) if the Participant has an employment agreement with the Company in which the term “Cause” is defined, the meaning which is provided for such term in such agreement, or (ii) otherwise, (x) the willful and continued failure of the Participant to substantially perform his or her duties with the Company (other than such failure resulting from the such individual’s incapacity due to physical or mental illness, death, or disability), (y) any act by the Participant that would constitute a felony under the laws of the United States (or an act that would be treated substantially similarly to a felony under the laws of a jurisdiction other than the United States), or (z) any act or omission by such individual which reasonably constitutes dishonesty, disloyalty, fraud, deceit, gross negligence, willful misconduct or recklessness during the course of his or her duties, including, but not limited to the willful violation of the Company’s by-laws, Global Code of Conduct, or other policies and procedures of the Company’s governing the Participant’s conduct.

8.
Settlement. As soon as administratively practicable following the Vesting Date, the Participant shall receive an aggregate cash payment equal to the Per Unit Value as of the Vesting Date multiplied by the number of Units that have been earned due achievement against the Performance Goals. Such amounts shall be paid in local currency (based upon Ashland’s applicable, then-current internal foreign exchange conversion rates) less any applicable withholdings as may be required under Section 9 below.

As a condition to the grant of the Award, the Participant agrees to repatriate all payments made in respect of the vesting of earned Units and any other amounts acquired under the Plan (to the extent such amounts are not paid locally) in accordance with local foreign exchange rules and regulations in the Participant’s country of residence (and country of employment, if different). In addition, the Participant agrees to take any and all actions, and consents to any and all actions taken by Ashland or any of its Affiliates, as may be required to allow Ashland or any of its Affiliates to comply with local laws, rules and regulations in the Participant’s country of residence (and country of employment, if different). Finally, the Participant agrees to take any and all actions as may be required to satisfy the Participant’s personal legal and tax obligations under local laws, rules and regulations in the Participant’s country of residence (and country of employment, if different).

9.
Responsibility for Taxes. Regardless of any action Ashland or any of its Affiliates takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Award (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items legally owed by the Participant are and remain the Participant’s responsibility and neither Ashland nor any of its Affiliates: (a) make any representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant of the Units, the vesting of the Units and any payments in settlement of any vested Units, and (b) commit to structure the terms of the grant or any aspect of the Units to reduce or eliminate the Participant’s liability for Tax-Related Items.

Prior to the delivery of any cash payment owed to the Participant upon the vesting of earned Units, if the Participant’s country of residence (and/or the country of employment, if different) requires

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the withholding of Tax-Related Items, the Employer shall withhold a portion of the cash payment sufficient to satisfy such obligations. Alternatively, the Employer may satisfy such obligations by withholding such amounts from the Participant’s regular salary, wages, or any other amounts payable to the Participant, to the extent not prohibited by applicable law. If, upon the vesting of earned Units, the amount of such withholding obligations exceed the amounts available through withholding from such cash payment, or the Participant’s regular salary, wages, or other amounts payable to the Participant, then no cash payments in respect of the vested earned Units will be issued to the Participant unless and until satisfactory arrangements (as determined by the Committee in its sole discretion) have been made for the Participant to contribute funding to fully satisfy any such withholding obligations.

If the Participant relocates to another jurisdiction at any time prior to the Vesting Date for the Units, the Participant shall be responsible for notifying Ashland of such relocation and shall be responsible for compliance with all applicable tax requirements. If the Participant is subject to taxation in more than one jurisdiction, the Participant acknowledges and agrees that Ashland or any of its Affiliates may be required to withhold or account for Tax-Related Items in more than one jurisdiction. By accepting this Award, the Participant expressly and explicitly consents to the withholding methods as provided for hereunder. All other Tax-Related Items related to the Units shall be the Participant’s sole responsibility.

10.
Acknowledgement and Waiver. By accepting this Award, the Participant acknowledges, understands and agrees that:
(a)
the Plan is established voluntarily by Ashland, may be discretionary in nature or execution and may be modified, amended, suspended or terminated by Ashland at any time;
(b)
the grant of Units is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Units, or benefits in lieu of Units, even if Units have been granted in the past;
(c)
all decisions with respect to future grants, if any, will be at the sole discretion of Ashland;
(d)
the Participant’s participation in the Plan shall not create a right to continued employment with Ashland or any of its Affiliates, as applicable, and shall not interfere with the ability of Ashland or any of its Affiliates, as applicable, to terminate the Participant’s employment relationship at any time as may be permitted under applicable law and/or any employment agreement;
(e)
the Participant is participating voluntarily in the Plan;
(f)
this Award and any resulting benefits are not intended to replace any pension rights or compensation;
(g)
this Award and any resulting benefits are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar

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mandatory payments and in no event should be considered as compensation for, or relating in any way to, past services for Ashland, its Affiliates or the Employer;
(h)
unless otherwise agreed with Ashland, the Units and any income and value relating thereto, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of any Affiliate;
(i)
the future value of the Shares underlying the Units is unknown, indeterminable and cannot be predicted with certainty;
(j)
no claim or entitlement to compensation or damages shall arise from forfeiture of the Units resulting from termination of the Participant’s employment (for any reason whatsoever and whether or not in breach of local labor laws); and
(k)
neither Ashland, its Affiliates nor the Employer, will be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States dollar that may affect the value of the Units or any amounts payable to the Participant pursuant to the settlement of the Units.
11.
Data Privacy. Ashland (or the “Company”) is located at 8145 Blazer Drive, Wilmington, DE 19808, U.S.A. and grants Units under the Plan and its ongoing administration of such awards, the Company is providing the following information about its data collection, processing and transfer practices (“Personal Data Activities”). In accepting the grant of Units, the Participant expressly and explicitly consents to the Personal Data Activities as described herein, except to the extent the following provisions are specifically modified by the Addendum to this Agreement.
(a)
Data Collection, Processing and Usage. The Company processes the Participant’s personal data, including the Participant’s name, home address, email address, and telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any shares of stock or directorships held in the Company, and details of all Units or any other equity compensation awards granted, canceled, exercised, vested, or outstanding in the Participant’s favor, which the Company receives from the Participant or the Employer. In granting the Units under the Plan, the Company will process the Participant’s personal data for purposes of allocating the cash payment and implementing, administering, and managing the Plan. The Company’s legal basis for the collection, processing and usage of the Participant’s personal data is the Participant’s consent.
(b)
Stock Plan Administration Service Provider. The Company may transfer the Participant’s personal data to Fidelity Stock Plan Services LLC, an independent service provider based in the United States, which may assist the Company with the implementation, administration, and management of the Plan (the “Stock Plan Administrator”). In the future, the Company may select a different Stock Plan Administrator and share the Participant’s personal data with another company that serves in a similar manner. The Stock Plan Administrator may open an account for the Participant to receive any cash payment acquired under the Plan. The Participant will be asked to agree on separate terms and data processing practices with the Stock Plan Administrator, which is a condition to the Participant’s ability to participate in the Plan.

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(c)
International Data Transfers. The Company and the Stock Plan Administrator are based in the United States. The Participant should note that the Participant’s country of residence may have enacted data privacy laws that are different from the United States. The Company’s legal basis for the transfer of the Participant’s personal data to the United States is the Participant’s consent.
(d)
Voluntariness and Consequences of Consent Denial or Withdrawal. The Participant’s participation in the Plan and grant of consent is purely voluntary. The Participant may deny or withdraw the Participant’s consent at any time. If the Participant does not consent, or if the Participant withdraws his or her consent, the Participant may be unable to participate in the Plan. This would not affect the Participant’s existing employment or salary; instead, the Participant merely may forfeit the opportunities associated with the Plan.
(e)
Data Subjects Rights. The Participant may have a number of rights under the data privacy laws in the Participant’s country of residence. For example, the Participant’s rights may include the right to (i) request access or copies of personal data the Company processes, (ii) request rectification of incorrect data, (iii) request deletion of data, (iv) place restrictions on processing, (v) lodge complaints with competent authorities in the Participant’s country of residence, and/or (vi) request a list with the names and addresses of any potential recipients of the Participant’s personal data. To receive clarification regarding the Participant’s rights or to exercise his or her rights, the Participant should contact his or her local human resources representative.
12.
Change of Control. The Award shall be treated in accordance with Section 8 of the Plan in the event of a Change of Control prior to the Vesting Date.
13.
Compensation Recovery. Notwithstanding anything in the Plan, this Agreement or any other agreement or declaration, Ashland will be entitled, to the extent permitted or required by applicable law, rule or regulation, Ashland policy and/or the requirements of an exchange on which Ashland securities are listed for trading, in each case, as in effect from time to time, to cancel this Award and/or to require the reimbursement or return of, recoup or otherwise recover equity or other compensation of whatever kind paid or delivered by Ashland or any of its Affiliates at any time to Participant under the Plan, as well as any profits or gains realized thereon. The provisions in this paragraph apply whether any such law, rule, regulation, Ashland policy and/or exchange listing requirement is in existence or applies as of the Grant Date or Vesting Date or is later adopted, modified or becomes applicable. By accepting this Award, Participant agrees to the provisions of this paragraph, agrees to comply with any Ashland request or demand for such recoupment, other recovery or cancellation/forfeiture, and agrees to be bound by any such applicable compensation recovery law, rule, regulation, exchange listing requirement and/or policy adopted in the discretion of Ashland (including, without limitation, policies to comply with applicable laws, rules, regulations and/or exchange listing requirements and any other policies). The provisions in this paragraph are not exclusive and are in addition to every other right or remedy at law or in equity that may be available to Ashland, including under the Plan and any other plan or agreements with Participant.
14.
Non-transferability. The Participant may not sell, transfer, pledge, assign, attach or otherwise alienate or hypothecate the Units or any other rights under this Agreement other than by will or by

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the laws of descent or distribution and may be exercised during the lifetime of the Participant only by him or her. The terms of this Agreement and Award shall be binding upon the executors, administrators, heirs, successors and assigns of the Participant.
15.
Effect of Agreement. The Participant acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof (and has had an opportunity to consult counsel regarding the terms of the Award), and hereby accepts this Award and agrees to be bound by its contractual terms as set forth herein and in the Plan. The Participant hereby agrees to accept as binding, conclusive and final all decisions and interpretations of the Committee regarding any questions relating to this Award. In the event of a conflict between the terms and provisions of the Plan and the terms and provisions of this Agreement, the Plan terms and provisions shall prevail.
16.
Restrictive Covenants. In consideration of this Award, the Participant agrees that during the Participant’s employment and the twelve (12) month period following the Participant’s termination of employment with Ashland or its Affiliates for any reason (the “Covenant Period”), without the written consent of Ashland, the Participant will not:
(a)
engage directly or indirectly in any manner or capacity as principal, agent, partner, officer, director, employee or otherwise in any business or activity competitive with the business conducted by Ashland or any of its Affiliates; or
(b)
perform any act or engage in any activity that is detrimental to the best interests of Ashland or any of its Affiliates, including, without limitation:
i.
soliciting or encouraging any existing or former employee, director, contractor, consultant, customer or supplier of Ashland or any of its Affiliates to terminate his, her or its relationship with Ashland or any of its Affiliates for any reason; or
ii.
disclosing proprietary or confidential information of Ashland or any of its Affiliates to third parties or using any such proprietary or confidential information for the benefit of anyone other than Ashland or any of its Affiliates;

provided, however, that this Agreement shall not prohibit the Participant in any way from (1) filing and, as provided for under Section 21F of the Securities Exchange Act of 1934, maintaining the confidentiality of a claim with the United States Securities and Exchange Commission (the “SEC”); (2) providing proprietary or confidential information to the SEC, or providing the SEC with information that would otherwise violate clause (ii) above, to the extent permitted by Section 21F of the Securities Exchange Act of 1934; (3) cooperating, participating or assisting in an SEC investigation or proceeding without notifying Ashland; or (4) receiving a monetary award as set forth in Section 21F of the Securities Exchange Act of 1934. Furthermore, the Participant is advised that the Participant shall not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of any proprietary or confidential information that constitutes a trade secret to which the Defend Trade Secrets Act (18 U.S.C. Section 1833(b)) applies that is made (A) in confidence to a U.S. federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law; or (B) in a complaint or other document filed in a lawsuit

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or proceeding, if such filings are made under seal. The Participant understands that if he or she makes a disclosure of proprietary or confidential information that is covered above, he or she is not required to inform Ashland, in advance or otherwise, that such disclosure(s) has been made. The restrictions in this paragraph are referred to herein as the “Participant Covenants”.

Notwithstanding any other provision of the Plan or this Agreement to the contrary, but subject to any applicable laws to the contrary, the Participant agrees that in the event the Participant fails to comply or otherwise breaches any of the Participant Covenants either during the Participant’s employment or within the Covenant Period for any reason Ashland may: (x) cancel this Award, (y) eliminate or reduce the amount of any compensation, benefit, or payment otherwise payable by Ashland or any of its Affiliates (either directly or under any employee benefit or compensation plan, agreement, or arrangement), except to the extent such compensation, benefit or payment constitutes deferred compensation under Section 409A and such elimination or reduction would trigger a tax or penalty under Section 409A, to or on behalf of the Participant in an amount up to the total amount paid (or the closing stock price of Shares on the payment date multiplied by the number of Shares awarded) or payable to the Participant under this Agreement; and/or (z) require the Participant to pay Ashland an amount up to the total amount paid (or the closing stock price of Shares on the payment date multiplied by the number of Shares awarded) to the Participant under this Agreement; in each case together with the amount of Ashland’s court costs, attorneys fees, and other costs and expenses incurred in connection therewith; provided that the actions described in clauses (x), (y) and (z) shall not be taken with respect to the Award at any time following the third (3rd) anniversary of the vesting of the Award (or the applicable portion thereof). To the extent a longer Covenant Period is specified in another agreement between the Participant and Ashland or its Affiliates, the provisions of this Section 16 shall be extended to apply to such longer period.

17.
Miscellaneous.
(a)
Governing Law; Venue. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed, and interpreted in accordance with the laws of the state of Delaware, without giving effect to principles of conflicts of law. For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit to and expressly consent to the sole and exclusive jurisdiction of the courts of the state of Delaware, or the Federal courts for the United States for the District of Delaware, and no other courts, where this grant is made and/or to be performed.
(b)
Entire Agreement; Enforcement of Rights. This Agreement and the Plan set forth the entire agreement and understanding of the parties relating to the subject matter herein and therein and merges all prior discussions between the parties. Except as contemplated under the Plan, no modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.
(c)
No Advice Regarding Grant. Neither Ashland nor any of its Affiliates are providing any tax, legal or financial advice, nor is Ashland or any of its Affiliates making any recommendations regarding the Participant’s participation in the Plan. The Participant

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should consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
(d)
Compliance with Law. Notwithstanding any other provision of the Plan or this Agreement, unless there is an exemption from any registration, qualification or other legal requirement applicable to the Shares, Ashland shall not be required to deliver any Shares issuable upon settlement of the Units prior to the completion of any registration or qualification of the Shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the SEC or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval Ashland shall, in its absolute discretion, deem necessary or advisable. The Participant understands that Ashland is under no obligation to register or qualify the Shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, the Participant agrees that Ashland shall have unilateral authority to amend the Agreement without his or her consent to the extent necessary to comply with securities or other laws applicable to issuance of Shares.

If the Participant is employed and/or resident in a country that is a member of the European Union, the Award and this Agreement are intended to comply with the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the “Age Discrimination Rules”). To the extent that a court or tribunal of competent jurisdiction determines that any provision of the Award and this Agreement are invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, Ashland, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.

(e)
Electronic Delivery and Participation. Ashland may, in its sole discretion, deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by Ashland or a third party designated by Ashland.
(f)
Language. By participating in the Plan, the Participant acknowledges that he or she is sufficiently proficient in English or has consulted with an advisor who is sufficiently proficient in English so as to allow the Participant to understand the terms and conditions of the Agreement. The Participant has received the terms and conditions of the Award and any other related communication, and the Participant consents to receiving these documents in English. If the Participant has received this Agreement, or any other document related to the Award and/or the Plan translated into a language other than English and if the meaning of the translated version is different from the English version, the English version will control.
(g)
Severability. If one or more provisions of this Agreement are held to be unenforceable, the parties agree to renegotiate such provision in good faith. In the event that the parties

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cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Agreement shall be enforceable in accordance with its terms.
(h)
Waiver by Ashland. The Participant acknowledges that a waiver by Ashland of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Participant or any other participant.
(i)
Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient when delivered personally or at time of transmission if sent by telegram or fax or forty-eight (48) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, or forty-eight (48) hours after being deposited with an express courier, or at the time an electronic confirmation of receipt is received if delivery is by email, and addressed to the party to be notified at such party’s address as set forth below or as subsequently modified by written notice.
(j)
Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute one (1) instrument.
(k)
Private Placement. The grant of the Units is not intended to be a public offering of securities in the Participant’s country of residence (or country of employment, if different). Neither Ashland nor any of its Affiliates has submitted any registration statement, prospectus or other filings with local securities authorities (unless otherwise required under local law), and the grant of the Units is not subject to the supervision of the local securities authorities.
(l)
Successors and Assigns. The rights and benefits of this Agreement shall inure to the benefit of, and be enforceable by, Ashland’s successors and assigns. The rights and obligations of the Participant under this Agreement may not be assigned without the prior written consent of Ashland.
(m)
Addendum to Agreement. Notwithstanding any provision of this Agreement to the contrary, the Award shall be subject to any special terms and conditions for the Participant’s country of residence (and country of employment, if different) as set forth in the addendum to the Agreement (the “Addendum”). Further, if the Participant transfers residency and/or employment to another country reflected in the Addendum, the special terms and conditions for such country will apply to the Participant to the extent Ashland determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable to comply with local laws, rules and/or regulations or to facilitate the operation and administration of the Award, this Agreement, and the Plan (or Ashland may establish alternative terms and conditions as may be necessary or advisable to accommodate the Participant’s transfer). The Addendum shall constitute part of this Agreement.

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(n)
Additional Requirements. Ashland reserves the right to impose other requirements on the Award and the Participant’s participation in the Plan to the extent Ashland determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the operation and administration of the Award and the Plan. Such requirements may include (but are not limited to) requiring the Participant to sign any agreements or undertakings that may be necessary to accomplish the foregoing.
(o)
Code Section 409A. To the extent applicable, for purposes of this Agreement, a termination of employment will be determined consistent with the rules relating to a “separation from service” within the meaning of Section 409A. Notwithstanding anything provided herein to the contrary, to the extent of any payments provided under this Agreement in connection with the Participant’s termination of employment with Ashland and its Affiliates constitute “nonqualified deferred compensation” within the meaning of Section 409A that is not otherwise exempt from Section 409A, and the Participant is a “specified employee” within the meaning of Section 409A upon such termination of employment, then such payment shall not be made until the earlier of (i) the expiration of the six month period measured from the Participant’s employment termination date, or (ii) the date of the Participant’s death following such employment termination date. The Participant acknowledges that, regardless of any action taken by Ashland and its Affiliates, the liability for all taxes related to the Award and this Agreement are the sole responsibility of the Participant, and nether Ashland nor its Affiliates are liable to the Participant for any taxes, penalties and interest incurred by the Participant relating to the Award and this Agreement.
18.
19.
Acceptance. This Award of Units is subject to and expressly conditioned upon the Participant’s online acceptance of the terms and conditions of the Plan, this Agreement, and the Award through the Fidelity website. The right to the Units shall expire if not accepted by #Accept By#.

By accepting the terms and conditions of this Agreement, the Participant acknowledges that the participant has access to or the ability to request a copy of the Plan, Prospectus, and Ashland’s most recent Annual Report and Proxy Statement from Ashland’s intranet or your Fidelity account, the SEC’s EDGAR filing website, or by contacting Ashland’s Human Resources Department. The terms and provisions of the Plan are incorporated herein by reference. The Participant hereby accepts this Award on the terms and conditions set forth herein and, in the Plan, and acknowledges that he or she has had the opportunity to obtain independent legal advice at his or her expense prior to accepting this Award.

IN WITNESS WHEREOF, Ashland Inc. has caused this instrument to be executed and delivered effective as of the Grant Date set forth above.

Ashland Inc.

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Eileen Drury

Senior Vice President and

Chief Human Resources Officer

By: #Signature#

Name: #ParticipantName#

Date: #AcceptanceDate#

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ashland inc.

2021 omnibus incentive compensation plan

ADDENDUM TO
CASH-SETTLED PERFORMANCE UNIT AWARD AGREEMENT
FOR NON-U.S. PARTICIPANTS

In addition to the provisions of the Plan and Agreement, the Units are subject to the following additional terms and conditions as set forth in this Addendum to the extent the Participant resides and/or is employed in one of the countries addressed herein. All defined terms as contained in this Addendum shall have the same meaning as set forth in the Plan and the Agreement. To the extent the Participant transfers residence and/or employment to another country, the special terms and conditions for such country as reflected in this Addendum (if any) will apply to the Participant to the extent Ashland determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the operation and administration of the Units and the Plan (or Ashland may establish alternative terms and conditions as may be necessary or advisable to accommodate the Participant’s transfer).

EUROPEAN UNION (“EU”) / EUROPEAN ECONOMIC UNION (“EEA”) / SWITZERLAND / THE UNITED KINGDOM

1.
Data Privacy. See Section 12 above

AUSTRALIA

1. Securities Law Notice. The grant of Units is intended to comply with the provisions of the Corporations Act 2001, Australian Securities and Investments Commission (“ASIC”) Regulatory Guide 49 and ASIC Class Order 14/1000. Additional details are set forth in the offer document for the grant of Units to Australian residents, distributed to the Participant with the Plan documentation.

2. Units Conditioned on Satisfaction of Regulatory Obligations. If the Participant is (a) a director of an affiliate or subsidiary incorporated in Australia, or (b) a person who is a management-level executive of an affiliate or subsidiary incorporated in Australia and who also is a director of an affiliate or subsidiary incorporated outside of the Australia, the grant of the Units is conditioned upon satisfaction of the shareholder approval provisions of section 200B of the Corporations Act 2001 (Cth) and the Corporations Amendment (Improving Accountability on Termination Payments) Act in Australia.

3. Tax Information. The Plan is a program to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) (the “Act”) applies (subject to the conditions in that Act).

BRAZIL

1. Commercial Relationship. The Participant expressly acknowledges and agrees that the Participant’s participation in the Plan and Ashland’s grant of the Units does not constitute an employment relationship between the Participant and Ashland. The Participant has been granted the Units as a consequence of the commercial relationship between Ashland and such Affiliate of Ashland that employs

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Participant (the “Employer”), and such Affiliate is the Participant’s sole employer. Based on the foregoing, the Participant expressly recognizes that (a) the Plan and the benefits the Participant may derive from participation in the Plan do not establish any rights between the Participant and the Employer, (b) the Plan and the benefits the Participant may derive from participation in the Plan are not part of the employment conditions and/or benefits provided by the Employer, and (c) any modifications or amendments of the Plan by Ashland, or a termination of the Plan by Ashland, shall not constitute a change or impairment of the terms and conditions of the Participant’s employment with the Employer.

2. Extraordinary Item of Compensation. The Participant expressly acknowledges and agrees that the Participant’s participation in the Plan is a result of the discretionary and unilateral decision of Ashland, as well as the Participant’s free and voluntary decision to participate in the Plan in accord with the terms and conditions of the Plan, the Agreement and this Addendum. As such, the Participant acknowledges and agrees that Ashland may, in its sole discretion, amend and/or discontinue the Participant’s participation in the Plan at any time and without any liability. The value of the Units is an extraordinary item of compensation outside the scope of the Participant’s employment contract, if any. The Units are not part of the Participant’s regular or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits, or any similar mandatory payments, which are the exclusive obligations of the Employer.

FRANCE

1. Use of English Language. By accepting the Award, the Participant acknowledges and agrees that it is the Participant’s wish that the Agreement, this Addendum, as well as all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Award, either directly or indirectly, be drawn up in English.

Utilisation de l’anglais. En acceptant l'Attribution, le Participant reconnaît et accepte avoir expressément souhaité la rédaction en anglais du Contrat, de la présente Annexe, ainsi que de tous documents exécutés, avis donnés et procédures judiciaires intentées, directement ou indirectement, en vertu de l'Attribution.

INDIA

1.
Labor Law Acknowledgement. The Units and any amount paid pursuant to the Award received under the Plan, and the income and value of same, are extraordinary items that are not part of your annual gross salary.

ITALY

1. Plan Document Acknowledgment. In accepting the Units, the Participant acknowledges that he or she received a copy of the Plan and the Agreement and reviewed the Plan and the Agreement, including this Addendum, in their entirety and fully understands and accepts all provisions of the Plan and the Agreement, including this Addendum.

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More specifically, the Participant acknowledges that he or she has read and specifically and expressly approves the following provisions of the Agreement: Section 1 (Grant); Section 3 (Vesting); Section 9 (Responsibility for Taxes); Section 10 (Acknowledgment and Waiver); Section 11 (Data Privacy); Section 16(a) (Governing Law; Venue); Section 16(e) (Electronic Delivery and Participation); Section 16(f) (Language); and Section 16(m) (Addendum to Agreement).

MEXICO

1. Labor Law Policy and Acknowledgment. The Participant expressly recognizes that participation in the Plan and Ashland's grant of the Units does not constitute an employment relationship between the Participant and Ashland. The Participant has been granted the Units as a consequence of the commercial relationship between Ashland and such Affiliate of Ashland that employs Participant in Mexico (the “Employer”), and the Employer is the Participant’s sole employer. Based on the foregoing, the Participant expressly recognizes that (a) the Plan and the benefits derived from participation in the Plan do not establish any rights between the Participant and the Employer, (b) the Plan and the benefits derived from participation in the Plan are not part of the employment conditions and/or benefits provided by the Employer, and (c) any modifications or amendments of the Plan by Ashland, or a termination of the Plan by Ashland, shall not constitute a change or impairment of the terms and conditions of the Participant’s employment with the Employer in Mexico.

2. Extraordinary Item of Compensation. The Participant expressly recognizes and acknowledges that participation in the Plan is a result of the discretionary and unilateral decision of Ashland, as well as the Participant’s free and voluntary decision to participate in the Plan in accord with the terms and conditions of the Plan, the Agreement and this Addendum. As such, the Participant acknowledges and agrees that Ashland may, in its sole discretion, amend and/or discontinue the Participant’s participation in the Plan at any time and without any liability. The value of the Units is an extraordinary item of compensation outside the scope of the employment contract, if any. The Units are not a part of the Participant’s regular or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits, or any similar mandatory payments, which are the exclusive obligations of the Employer.

NETHERLANDS

1. Waiver of Termination Rights. As a condition to the grant of the Units, the Participant hereby waives any and all rights to compensation or damages as a result of a termination of employment for any reason whatsoever, insofar as those rights result or may result from (a) the loss or diminution in value of such rights or entitlements under the Plan, or (b) the Participant ceasing to have rights under, or ceasing to be entitled to any awards under the Plan as a result of such termination.

SPAIN

1. Acknowledgement of Discretionary Nature of the Plan; No Vested Rights. By accepting the Units, the Participant consents to participation in the Plan and acknowledges receipt of a copy of the Plan. The Participant understands that Ashland has unilaterally, gratuitously and in its sole discretion granted the Units under the Plan to individuals who may be employees of Ashland or its Affiliates throughout the world. The decision is a limited decision that is entered into upon the express assumption

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and condition that any grant will not economically or otherwise bind Ashland or any of its Affiliates on an ongoing basis. Consequently, the Participant understands that the Units are granted on the assumption and condition that the Units and the cash payment in settlement of the Units shall not become a part of any employment contract (either with Ashland or any of its Affiliates) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, the Participant understands that this grant would not be made to the Participant but for the assumptions and conditions referenced above; thus, the Participant acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason the Units shall be null and void.

The Participant understands and agrees that, as a condition of the Units, unless otherwise provided in the Agreement, any unvested Units as of the date the Participant ceases employment will be forfeited without further entitlement or any amount of indemnification in the event of termination of employment. The Participant acknowledges that the Participant has read and specifically accepts the terms and conditions referred to in the Agreement regarding the impact of a termination of employment on the Units.

2. Termination for Cause. Notwithstanding anything to the contrary in the Plan or the Agreement, “Cause” shall be defined as set forth in the Agreement, regardless of whether the termination is considered a fair termination (i.e., “despido procedente”) under Spanish legislation.

SWITZERLAND

1. Securities Law Acknowledgment. Neither the Agreement, the Addendum nor any other materials relating to the Units (a) constitutes a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”), (b) may be publicly distributed nor otherwise made publicly available in Switzerland to any person other than an employee of Ashland and its Affiliates or (c) has been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 of FinSA or any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority (“FINMA”).

UNITED KINGDOM

1. Responsibility for Taxes. The following supplements Section 4 of the Agreement:

Without limitation to Section 4 of the Agreement, the Participant agrees that he or she is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items as and when requested by Ashland, such Affiliate of Ashland that employs Participant (the “Employer”) or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Participant also agrees to indemnify and keep indemnified Ashland and the Employer against any taxes that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on the Participant’s behalf.

Notwithstanding the foregoing, if the Participant is an executive officer or director (as within the meaning of Section 13(k) of the Exchange Act), the Participant understands that the terms of the immediately foregoing provision will not apply. In the event that the Participant is a director or an executive officer and income tax due is not collected from or paid by the Participant within 90 days after the end of the U.K. tax year in which the event giving rise to the income tax occurs (or such other period specified in U.K. law), the amount of any uncollected income tax may constitute a benefit to the Participant on which additional income tax and National Insurance Contributions (“NICs”) may be payable. The

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Participant acknowledges that, ultimately, the Participant is responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying Ashland or the Employer (as applicable) the amount of any employee NICs due on this additional benefit. The Participant further acknowledges that Ashland or the Employer (as applicable) may recover such amounts from the Participant by any of the means referred to in Section 4 of the Agreement.

2. Exclusion of Claim. The Participant acknowledges and agrees that the Participant shall have no entitlement to compensation or damages insofar as such entitlement arises or may arise from the Participant’s ceasing to have rights under or to be entitled to vest in the Units, whether or not as a result of such termination (whether the termination is in breach of contract or otherwise), or from the loss or diminution in value of the Units. Upon the grant of the Units, the Participant shall be deemed irrevocably to have waived any such entitlement.

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Appendix

Fiscal Years 2026 – 2028 Performance Goals November 2025 _______________________________________________

As a key leader for Ashland and its Affiliates, you have been granted Performance Units under the Plan. The objective of the Performance Units grant is to drive and reward sustainable performance and long-term success, provide a link with shareholder value creation, maintain meaningful focus on overall corporate results and provide a retention vehicle for our key leaders.

Your Units will be earned if certain Performance Goals (as described below) adopted by the Compensation Committee of the Board of Directors of Ashland (the “Committee”) are met during the performance period beginning October 1, 2025 and ending September 30, 2028 (the “Performance Period”) and you remain in Continuous Service with Ashland or any of its Affiliates through the Vesting Date.

To measure performance, we will use three metrics:

Return on Net Assets (“RONA”), Earnings Per Share (“EPS”), and Relative Total Shareholder Return (“RTSR).
RONA is defined as Net Operating Profit After Tax (“NOPAT”) divided by (Current Assets – Cash – (Current Liabilities – Short Term Debt) + PP&E).
Earnings Per Share(EPS) is defined as Adjusted Earnings Per Share less Amortization
Relative Total Shareholder Return (RTSR) is defined as Ashland share performance versus the S&P400.

twenty percent (20%) of the Performance Units will be earned based on the three-year average RONA performance calculated at the end of each fiscal year during the Performance Period.

twenty percent (20%) of the Performance Units will be earned based on three-year average adjusted EPS less amortization as calculated using the closing price at the end of each fiscal year during the Performance Period.

sixty percent (60%) of the Performance Units will be earned based on Ashland TSR performance versus the S&P400 calculated using 20-day average closing price at beginning and at the end of the Performance Period.

It Performance	RONA results on Sept 30, 2028	EPS 3-yr avg results	% of Award Earned (1)	TSR performance relative to S&P400(2)	% of Award Earned (1)
Below Threshold	<11.3	<4.57	0%	Below 25th percentile	0%
Threshold	11.3	4.57	50%	25th percentile	50%
Target	14.2	5.71	100%	50th percentile	100%

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Maximum	>17.0	>6.85	200%	75th percentile or above	200%

(1)Awards between levels will be paid linearly straight line) between points.

(2)Payout is capped at 100% if overall performance is negative.

The Committee shall have the discretion to later revise the Performance Goals and the amount to be paid out upon the attainment of the Performance Goals for any reason including the reflection of transfers or other changes in a Participant's employment, so long as such changes are consistent with the Performance Goals established for other participants in the same or similar positions.

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